Exhibit 99.1

FOR IMMEDIATE RELEASE
June 28, 2017

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Eric B. Heyer, Executive Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY BANK COMPLETES CONVERSION
TO A NEW JERSEY- STATE CHARTERED SAVINGS BANK

Fairfield, New Jersey, June 28, 2017– Kearny Financial Corp. (NASDAQ GS: KRNY) (the "Company"), the holding company of Kearny Bank (the "Bank"), today announced  the completion of the Bank's conversion from a federally-charted stock savings bank to a nonmember New Jersey State-chartered stock savings bank.

The Bank will commence business as a New Jersey savings bank effective June 29, 2017.  The New Jersey Department of Banking and Insurance will serve as the Bank's primary regulator with additional federal oversight provided by the Federal Deposit Insurance Corporation ("FDIC").  The Company will continue to be regulated as a savings and loan holding company by the Federal Reserve Board.

About Kearny Financial Corp.

Kearny Financial Corp. is the parent company of Kearny Bank.  Kearny Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.  At March 31, 2017, Kearny Financial Corp. had approximately $4.8 billion in total assets.